UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 6, 2012

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

(303) 312-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2012, the Compensation Committee of CoBiz Financial Inc. (“CoBiz” or the “Company”) approved changes to the Incentive Compensation Plan for the Company’s Named Executive Officers (“NEO”).  Under the plan, incentive compensation is determined based on (1) a target cash incentive which is a percentage of the NEO’s salary and (2) a target restricted stock incentive which is a percentage of the NEO’s salary and is subject to a future vesting schedule.  Incentive compensation paid to participants is calculated based on both individual and Company performance.

As discussed in the Company’s proxy statement dated April 4, 2012, the Compensation Committee had planned changes to strengthen governance of the Company’s executive compensation practices.  These changes, that have now been implemented, include:

•                  Reducing the amount of eligible bonus for each NEO.

Reduction of Maximum
Name	Bonus Potential
Steven Bangert	(6.3)%
Jonathan C. Lorenz	(21.9)%
Lyne B. Andrich	(21.9)%
Richard J. Dalton	(37.5)%

•                  Increasing the minimum Return on Assets (“ROA”) hurdle from 0.25% to 0.50%.  This is the minimum ROA that the Company must make before the NEOs are eligible for the Company portion of the bonus.  In addition, the ROA hurdle to achieve a 100% payout for the Company portion of the bonus was increased from 0.75% to 1.00%.

•                  Changing one of the performance metrics from “stock price growth” to “total rate of return”.  Total rate of return includes both stock price growth and dividends and is more aligned with the total return to shareholders.

The range of potential incentive awards and the weighting of individual versus Company performance in calculating those awards for the NEOs are set forth below for 2012:

Name	Bonus as a % of Base Salary	Range of Cash Award (% of Bonus)	Range of Long-Term Stock Award (% of Bonus)	% of Overall Award Based on Individual Performance (1)	% of Overall Award Based on Company Performance (2)
Steven Bangert	0-150%	0-40%	0-60%	60%	40%
Jonathan C. Lorenz	0-125%	0-50%	0-50%	60%	40%
Lyne B. Andrich	0-125%	0-50%	0-50%	60%	40%
Richard J. Dalton	0-100%	0-50%	0-50%	60%	40%

(1)         Individual performance awards are discretionary based on individual and team accomplishments, recent and expected financial trends, market trends and other qualitative considerations determined by the appropriate supervisor and the Compensation Committee.

(2)         Company performance is determined based on how actual results compare to certain performance measures of the Company.  Those measures and the reason the Compensation Committee believes they are important are:

a.              Core Earnings per Share Growth — This metric measures improvement in the Company’s earnings and rewards the NEOs for continued earnings growth and not just achieving minimum or positive earnings;

b.              Noninterest Income/Operating Revenue — This metric reflects the Company’s commitment to providing a broad range of financial service products to its customers, while also providing a diversified revenue stream that is not directly impacted by changes in interest rates;

c.               Return on Average Tangible Equity — This metric maintains a focus on overall profitability and the Company’s use of shareholder investments; and

d.              Total Rate of Return (stock price growth plus dividends) — This metric measures shareholder return from improvement in the common equity value and dividends.  This measure reflects the combined impact of the Company’s strategic decisions and overall profitability

At the end of the fiscal year, each of these financial metrics is compared against the same metrics of other banking and financial services organizations in the Western and Southwestern region with assets of $1 billion to $10 billion, as reported by SNL Securities.  The percentage of the Company performance portion of the award that is earned is based on a sliding scale depending on the quartile achieved by the Company with respect to each of the relevant performance metrics as noted below:

Quartile Achieved	Bonus % Earned
1st	25%
2nd	15%
3rd	5%
4th	0%

There is a further sliding scale adjustment to the Company performance portion of the award based on the profitability of the Company, as measured by ROA, as follows:

Return on Assets	Bonus % Earned
1.00% and above	100%
0.51% to 0.99%	Linear relationship
0.50% and below	0%

The Compensation Committee has the authority under the incentive compensation guidelines to adjust any goal with respect to any recipient of an incentive compensation award.  These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.  In addition, the Compensation Committee may at any time amend or rescind these incentive compensation guidelines.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)

/s/	Lyne Andrich
Lyne Andrich
EVP & CFO

Date: June 12, 2012